Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors
VIVUS, Inc.:

We consent to the incorporation by reference of our report dated March 15, 2005, with respect to the consolidated balance sheets of VIVUS, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
July 14, 2006